Exhibit 10.18

Summary Translation of Fixed Assets Loan Contract

Parties:

Zhejiang Tantech Energy Technology Co. Ltd. (“Borrower”)

Shanghai Pudong Development Bank Co. Ltd. Lishui Branch (“Lender”)

Amount of loan:

25,000,000 RMB

Effective Date:

April 14, 2010

Loan period:

April 14, 2010 – April 13, 2014

Loan purpose:

General: Fixed asset investment

Detailed: Project construction and purchasing equipment. Money will be used to industrialize production of up to 3,000 tons per year of bamboo charcoal electrode material for supercapacitor.

Loan interest rate:

Loan interest rate was set according to the announcement from People’s Bank of China, using same period and same level loan rate of year as criteria float to 10%. At the time of signing the contract, interest rate was 6.336%. The loan interest rate will be adjusted on January 1 every year.

Loan interest will be settled quarterly, on the 20th of the last month of each quarter.

Withdraw plan:

RMB 25,000,000 will be withdrawn on April 14, 2010

Repay plan:

RMB 25,000,000 will be due on April 13, 2014.

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Guarantee:

Zhejiang Tantech Bamboo Technology Co. Ltd.

Forasen Group Co. Ltd.

Ms. Yefang ZHANG

Mr. Zhengyu WANG

Mortgagor:

Zhejiang Tantech Energy Technology Co. Ltd.

Insurance:

Debtor should, according to the requirement of the creditor, purchase specified insurance policy from the insurance company specified by the creditor, and list the creditor as the beneficiary or the insured.

Other:

Zhejiang Tantech Energy Technology Co. Ltd. will offer collateral property for the credit authorization business with Shanghai Pudong Development Bank Co. Ltd. Lishui Branch for up to RMB 81,270,000 (principal), from April 8, 2010 to September 10, 2011.

The property they will offer as collateral for mortgage is (a) project in construction.

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